Exhbit 99.1

Cord Blood America Announces Equity Investment by Red Oak Partners, LLC for Purposes of Debt Retirement and to Focus on Forward Growth, Adjourns Special Meeting to May 7th

LAS VEGAS, April 10, 2015/PRNewsire/ --  Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) (“CBAI” or the “Company”) today announced it has executed a purchase agreement for the sale of $0.724 million preferred equity investment funded by Red Oak Partners, LLC and its affiliates (“Red Oak”).  All proceeds shall be used towards retiring debt owed to Tonaquint, Inc.

Joseph Vicente, President of Cord Blood America, Inc. commented “In December 2014 we settled litigation with Tonaquint, Inc. which was a positive but resulted in monthly amortization and interest payments in excess of our estimated cash generation.  Accordingly, the Company was weakly positioned and could not seize upon the sizable growth and market opportunities available to us.  Red Oak’s investment stabilizes our organization and allows us to immediately focus on growth endeavors, including taking market share from our competitors.   We are adjourning the April 10th special meeting to May 7th in order to allow shareholders reasonable time to digest this investment and make an informed decision.

Red Oak has had meaningful dialogue and iterations of term sheets prior to and during the Tonaquint litigation as well as after the settlement was announced and brings significant value across M&A, financing, and corporate governance.  Red Oak’s managing member (David Sandberg) and its team have strong public company experience and a track record of success, and we plan to leverage their skills to help us grow shareholder value.  As part of their investment, the Board will consist of a majority of Directors independent from management.

Stated David Sandberg, “With a more stabilized balance sheet, CBAI is well positioned to pursue a sensible yet meaningful growth strategy.  We believe this best serves shareholders’ interests and we are already working to compile and reach out to M&A targets.  CBAI’s excess storage capacity coupled with a less constrained marketing budget allows for a real opportunity to grow its business both organically and via acquisitions with improved margins and earnings to the bottom line.  In addition to focusing on growth, the Board will be populated with new Directors independent from management and we expect to implement shareholder friendly changes to CBAI’s Charter and Bylaws as well as to call an annual meeting for Director Elections and other business (as is proposed).  We expect CBAI to announce an annual meeting date shortly after the May 7th special meeting.

Continued Mr. Vicente, “As many of you may know, Cryo-Cell International, one of our competitors, has publicly announced over the past 30 days (through a series of filings) their ownership stake in CBAI and stated its intention to nominate a slate of directors for election and, if successful, to ‘explore various alternatives, including the potential for a merger between CBAI and Cryo-Cell, with Cryo-Cell as the surviving entity.’  We are aware we have been in a weak position given our balance sheet, and some – like Cryo-Cell – are seeking to take advantage of this.  Red Oak has a demonstrated history of good governance and going out of their way to protect the rights of all shareholders, not just their own interests.  While it is important to provide balance sheet relief via Red Oak’s investment, we would only enter into a transaction that is in the best interest of all shareholders and provides the greatest opportunity to create future value for all shareholders.  As part of this investment agreement with Red Oak, should Red Oak seek to take CBAI private then any voting rights it holds in excess of what the second largest shareholder holds shall be voted along with the consensus outside of Red Oak.  Effectively their excess voting rights can work against them if the majority of other holders don’t support such a deal. “

“In closing, we are confident that the platform, both operationally and financially, is at its strongest point in the Company’s operating history.  With the Company’s past issues largely resolved and a new and experienced partner in place, we expect to produce significantly improved long term shareholder returns and be better able to compete in our industry – including against Cryo-Cell and others – as we move ahead.”

About Cord Blood America

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:    Cameron Donahue

Hayden IR

(651) 653-1854

cameron@haydenir.com

SOURCE Cord Blood America, Inc.

Web Site: http://www.cordblood-america.com